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Exhibit 10.6

Consultant Services Agreement

        THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of January 12, 2005 (the "Effective Date") by and between DataPath Inc., a Georgia corporation having a mailing address of 350 Technology Parkway, Suite 300, Norcross, GA 30092 ("DataPath"), and Dyer Enterprises, an independent consultant located at 5850 T.G. Lee Boulevard Suite 175, Orlando, FL 32822 ("Consultant") (DATAPATH and CONSULTANT are, collectively, the "Parties").

W I T N E S S E T H:

        WHEREAS, DataPath desires from time to time to obtain the consulting and professional services of Consultant;

        WHEREAS, Consultant desires to provide such services to DataPath from time to time; and

        WHEREAS, DataPath and Consultant desire to set forth the terms and conditions pursuant to which Consultant shall provide to DataPath, and DataPath shall acquire from Consultant, such consulting and professional services.

        NOW, THEREFORE, for good and valuable mutual consideration, the receipt and sufficiency of which is hereby acknowledged, DataPath and Consultant hereby agree as follows:

        1.    Professional Services.    Consultant shall provide to DataPath advice, consultation and services as DataPath may reasonably request from time to time (the "Services"), as outlined in Exhibit A. Consultant agrees that the Services will be performed by the individual(s) named in Exhibit A. The extent and nature of the Services shall be mutually agreed to by Consultant and DataPath. DataPath may during the term of this Agreement, engage Consultant to provide additional services. All such subsequent services agreed upon by the Parties shall be performed in accordance with the terms and conditions of this Agreement in a workmanlike manner.

        2.    Compensation.    In consideration of the Services to be rendered by Consultant to DataPath, as described in Exhibit A, DataPath shall pay to Consultant, and Consultant accepts as full compensation for the Services, the fees outlined in Exhibit B.

        In addition, DataPath shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with providing the Services, provided that all travel-related expenses shall be approved by DataPath on a form acceptable to DataPath and submitted to the person designated by DataPath for review and approval, and Consultant shall submit supporting documentation in addition to the approved expense form.

        Consultant agrees to retain full and detailed records relating to Professional Services and reimbursable expenses billed to DataPath. DataPath or its designated agents shall be afforded access for audit purposes to all of Consultant's accounting records, receipts, vouchers, time records, etc. to verify charges submitted by Consultant. Consultant shall retain such records for a period of two (2) years from the date of payment. DataPath shall pay all valid invoices, except for any amounts disputed by the DataPath, within thirty (30) days after Datapath's receipt thereof.

        3.    Independent Contractor Status.

        a)    The status of Consultant shall be that of an independent contractor and Consultant shall not, at any time or for any purpose, be deemed an employee or agent of DataPath or any of its affiliates.

        b)    An IRS form 1099 shall be issued in Consultant's name by DataPath for the total payments made in any given year;

        c)     Consultant shall be responsible for the manner in which the services are provided hereunder.

        d)    Nothing contained in this Agreement shall be construed as a right of Consultant to continued engagement as an independent contractor of DataPath, or as a limitation of the right of DataPath to discharge Consultant with or without cause.

        e)    DataPath has no knowledge of Consultant's revenues from other engagements.

        f)     Neither Consultant nor any of its affiliates or agents shall have the power or authority to, and Consultant hereby agrees that it will not, bind, enter into contracts, or agreements on behalf of, or otherwise create any debts or liabilities for or on behalf of DataPath or any of its affiliates.

        g)     Under this Agreement DataPath shall not be responsible for:

    i.
    withholding of any state, local or federal income taxes;

    ii.
    participation in or contribution to any group insurance plans, retirement plans, or any other benefits which may be available to DataPath employees;

    iii.
    accumulation of vacation or leave time or compensation for holidays occurring during the term of this Agreement; or

    iv.
    workers compensation, temporary disability or unemployment compensation coverage.

        h)    Consultant agrees to reimburse DataPath for any taxes not withheld or paid by Consultant in accordance with Section 3(g) including reasonable attorneys' fees, penalties and interest which DataPath may incur due to Consultant's failure to make such withholdings or payments, even if DataPath is found to be liable for such withholdings or payments by any court or administrative body, and Consultant shall participate at Consultant's sole expense and at the request of DataPath in the Company's defense of all such claims.

        4.    Term and Termination of Agreement.    This Agreement shall commence on the date first provided above and shall continue for a period of one year (the "Initial Term") unless terminated upon written notice. After the Initial Term and each "renewal Term" (as hereinafter defined), if any, this Agreement shall automatically terminate unless the parties to this Agreement agree in writing at least 30 days prior to expiration of the Initial Term or the then current Renewal Term to renew and extend this Agreement for an additional one year term upon the same terms and subject to the same conditions (a "Renewal Term"). The Initial Term and Renewal Terms, if any, are collectively referred to herein as the "Term".

        a)    Either Party shall have the right to terminate this Agreement for any reason upon providing two (2) weeks written notice to the other Party, whether or not the other party is in default.

        b)    This Agreement may be terminated immediately at the mutual written consent of the parties.

        c)     Notwithstanding anything to the contrary contained in this Agreement, if Consultant materially breaches any term or condition of this Agreement, DataPath may:

    i)
    terminate this Agreement, effective immediately upon written notice to Consultant; and

    ii)
    withhold any further payments otherwise due to Consultant hereunder for Services performed on or before the date of such termination; or

    iii)
    exercise any other rights and remedies available at law or in equity.

        d)    Except in the event of termination under Section 4 (c), Consultant shall be entitled to payment under Section 2 hereof with respect to provable charges earned and reimbursable expenses incurred up to the effective date of the termination, provided that Consultant agrees to stop all performance of the Services and incur no further expenses. Consultant hereby waives any and all claims for additional compensation or charges (including any claim for lost profits), as a result of any termination. In the event of any termination pursuant to Section 4(c), DataPath may at its option complete any and all work by or through its own resources or third party contractors or consultants.

        5.    Property and Proprietary Rights.    The restrictions set forth below are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Datapath's right under applicable law to protect its Trade Secrets and Confidential Information.

        a)    All work produced by Consultant under the terms of this Agreement, including, without limitation, all inventions, creations, improvements, expressions, computer programs, specifications, operating instructions and all other documentation, whether patentable or unpatentable, which are first conceived or made or first actively or constructively reduced to practice during the term of the Agreement, and which are conceived or made in the course of Consultant's performance of the Services performed under this Agreement, and on whatever media rendered (collectively, the "Work Product"), shall be deemed work made for hire and made in the course of Services rendered under the Agreement and shall be the exclusive property of DataPath. To the extent that title of such Work Product does not vest in DataPath by operation of law, Consultant hereby irrevocably transfers and assigns to Datapath in perpetuity all worldwide right, title and interest in and to the Work Product and to any and all intellectual property rights relating thereto, including, without limitation, all patent rights, copyrights, trade secrets and other proprietary rights. Consultant shall promptly disclose all Work Product to DataPath and execute and deliver to DataPath all documents requested by the Company to evidence its ownership of the Work Product or as reasonably required by DataPath to obtain patent, copyright or any other intellectual property rights in the Work Product and to maintain and enforce Datapath's proprietary rights in the Work Product.

        b)    At Datapath's expense, Consultant shall cooperate as reasonable in (i) vesting in DataPath the ownership of the proprietary rights to the Work Product, and (ii) assisting DataPath in obtaining patent, copyright or any other intellectual property rights in the Work Product at any time, including, but not limited to, the time following termination or expiration of this Agreement.

        c)     Title to all materials and documentation furnished by Datapath to Consultant shall remain in DataPath. Consultant shall deliver to DataPath any and all such Work Product and property, including all copies thereof on whatever media rendered, upon (i) Datapath's request or (ii) the termination of this Agreement for any reason.

        d)    The Parties acknowledge and agree that in conjunction with the Professional Services, Consultant will be exposed or have access to certain non-public, valuable and proprietary information and data (oral, written, electronic or otherwise) of DataPath and its affiliates, including, without limitation, confidential customer names, contacts, employee lists, business plans, or objectives which are not generally known by or readily accessible to the public (collectively, the "Confidential Information"). Consultant agrees that it will not, directly or indirectly, use, reproduce, or copy any Confidential Information or disclose, distribute, license, disseminate, or otherwise communicate any Confidential Information to any person (other than employees of Consultant who are performing the Professional Services and who are informed of the confidential nature of such information and directed to use or disclose it only as permitted herein) for any purpose other than on behalf of and at the express direction of Datapath. With regard to each item of Confidential Information constituting a "trade secret" under applicable law, the covenant in the immediately preceding sentence shall apply until such information no longer constitutes a trade secret; and with regard to each item of Confidential Information that does not constitute a trade secret, the covenant in the immediately preceding sentence shall apply at all times during which Consultant renders any Professional Services to Datapath and for two (2) years after the last date that Consultant renders Professional Services to DataPath. The provisions of this paragraph shall survive the expiration or termination of this Agreement. Consultant hereby agrees that at the expiration or termination of this Agreement, Consultant will deliver to DataPath all Confidential Information embodied in tangible form and will destroy, unless otherwise agreed to by DataPath, all other Confidential Information in Consultant's possession.

        6.    Warranties.    Consultant represents and warrants to DataPath that:

          a)    Consultant will exercise a degree of care and skill required by customarily accepted, good professional standards in the performance of Professional Services pursuant to this Agreement, to render services promptly upon receipt of an appropriate request, to perform all Professional Services with due diligence, and to use every reasonable effort to complete the services in a timely manner as requested by Datapath.

          (b)   Consultant has full power to enter into and fully perform this Agreement and Consultant will immediately notify Datapath in writing upon becoming aware that any services, materials, or reports furnished hereunder will in any way infringe upon or violate any rights of any third person, including, without limitation, rights arising from patent, trade secret, trademark, or copyright.

          (c)   no trapdoors, gateways, viruses, bugs, worms, time bombs or similar methods of system and data access and/or destruction will be contained within any software deliverables produced by Consultant; and

          (d)   These warranties are in lieu of all other warranties, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

        7.    Non solicitation of Customers.    Consultant hereby covenants and agrees that it shall not, during the period (beginning on the date of this Agreement and ending one (1) year after the date this Agreement terminates), without the prior written consent of Datapath, solicit, directly or indirectly, any business (directly related to Datapath's business) from any of the Datapath's customers, including actively sought prospective customers, with who Consultant had personal business contact on behalf of the Company during the consultancy with DataPath.

        8.    Recruitment of Personnel.    Consultant hereby covenants and agrees that it shall not, during the period (beginning on the date of this Agreement and ending one (1) year after the date this Agreement terminates), without the prior written consent of the Datapath, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture, or other business entity any employee of DataPath with whom Consultant has had contact in connection with the consultancy with DataPath.

        9.    No Assignment.    The Parties acknowledge that Datapath is contracting in this Agreement for the personal services of Consultant. Accordingly, Consultant may not assign this Agreement, nor may Consultant subcontract the Professional Services to be provided pursuant to this Agreement without the prior written consent of DataPath.

        10.    Limitation on Proceedings.    No proceeding regardless of form, arising out of this Agreement may be brought by either Party more than two (2) years after the existence of the cause of action has become known to the Party injured, except that proceedings related to the violation of any duty set forth in Paragraph Three (3) may be brought at any time, within the applicable statute of limitations, and proceedings for non-payment may be brought up to two (2) years after the last payment was due.

        11.    Survival.    Paragraphs 5, 6, 10 and 11 of this Agreement shall survive termination or expiration of this Agreement and shall remain in force indefinitely, except where the respective Paragraphs specifically state a duration limitation.

        12.    Modifications / Changes.    This Agreement embodies the entire agreement between the Parties, and there have been no agreements, representations, or warranties other than those set forth or provided herein. No modification of this Agreement shall be binding unless in writing and signed by both Parties.

        13.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.    Jurisdiction; Governing Law.    This Agreement is delivered and is intended to be performed in the State of Georgia and shall be construed and enforced in accordance with the laws of the State of Georgia.

        15.    Remedies.    In the event of a breach or threatened breach by Consultant of the provisions of this Agreement, the Parties acknowledge and agree that damages to be suffered by DataPath cannot be fully compensated in money damages alone and accordingly, should Consultant breach or threaten to breach any of the provisions of this Agreement, Datapath shall, in addition to all other available legal or equitable remedies, be entitled to obtain an order requiring Consultant to specifically perform its obligations under this Agreement or to obtain an injunction against such breach or threatened breach without any requirement to post bond as a condition of such relief.

        16.    Headings.    The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

        17.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of such notice if given by personal delivery, or one (1) day after being sent via overnight courier. All notices and other communications under this Agreement shall be given to the party to which such notice is directed at the addressed noted in the first paragraph of this document or addressed to a person or third party at such other address as that party may have given by written notice in accordance with this provision.

        18.    Duty to Negotiate in Good Faith.    The Parties agree that they will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.

IN WITNESS WHEREOF, DataPath and Consultant have duly executed this Agreement as of the day and year first above written.

DATAPATH, INC.
By:	/s/ ANDY D. MULLINS Andy D. Mullins Chief Executive Officer January 19, 2005	By:	/s/ THOMAS B. DYER Name: Thomas B. Dyer Title: President

Exhibit A—Services

Description of Professional Services:

        Services:    Business Consulting

        Performed by:    Dyer Enterprises

Exhibit B—Compensation

        Billing for Services:    Invoices shall be paid by DataPath within thirty (30) days from the date the invoice is received. Invoices will be submitted biweekly. Invoices must be accompanied by a status report representing the status of the deliverables and indicating the nature of the work performed with regard to the invoice.

Payment for services will be paid on a fixed rate at the rate of $20,000 per month, plus travel expenses, for approximately 1 year.
Initial expectation is based on 2 weeks per month.

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  Exhibit 10.6
Consultant Services Agreement